                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            NATURE'S SUNSHINE PRODUCTS, INC,
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     1)  Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     2)  Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
         -----------------------------------------------------------------------
     4)  Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     5)  Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)  Amount Previously Paid:
         -----------------------------------------------------------------------
     2)  Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     3)  Filing Party:
         -----------------------------------------------------------------------
     4)  Date Filed:
         -----------------------------------------------------------------------

                        NATURE'S SUNSHINE PRODUCTS, INC.

                                ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 17, 1999

                            ------------------------

To the Shareholders:

    Notice is hereby given that the 1999 Annual Meeting of Shareholders of Nature's Sunshine Products, Inc. (the 'Company') will be held at the Company's corporate offices at 75 East 1700 South, Provo, Utah 84606, on Monday, May 17, 1999, at 10:00 a.m., local time, for the following purposes:

    1. To elect two directors, each to serve a term of three years, and until each of their successors is elected and shall qualify;

    2. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on April 2, 1999 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting of Shareholders, and only shareholders of record at such date will be so entitled to notice and to vote.

YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON SHOULD YOU DECIDE TO ATTEND THE MEETING.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Brent F. Ashworth
                                          SECRETARY

Dated: April 2, 1999

PLEASE FILL IN, DATE, SIGN, AND RETURN THE ENCLOSED PROXY WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. A PROXY IS REVOCABLE AT ANY TIME PRIOR TO THE VOTING OF THE PROXY, BY WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY OR BY VOTING IN PERSON AT THE MEETING.

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                        NATURE'S SUNSHINE PRODUCTS, INC.

                             ---------------------

                                    GENERAL

    This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of Nature's Sunshine Products, Inc. ("the Company") for the Annual Meeting of Shareholders of the Company to be held at the Company's corporate offices at 75 East 1700 South, Provo, Utah 84606 on May 17, 1999, at 10:00 a.m., local time. The Shareholders of the Company will consider and vote upon the proposals described herein and referred to in the Notice of the Meeting accompanying this Proxy Statement.

    The close of business on April 2, 1999 has been fixed as the record date for the determination of the shareholders entitled to notice of, and to vote at, the Annual Meeting. On such date there were 17,876,599 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter to be considered at the meeting. For a description of the principal holders of the Company's Common Stock, see "PRINCIPAL HOLDERS OF COMMON STOCK" below.

    Shares represented by Proxies will be voted in accordance with the specifications made thereon by the shareholders. Any Proxy not specifying the contrary will be voted in favor of the Board of Directors' nominees for directors of the Company.

    The Proxies being solicited by the Board of Directors may be revoked by any shareholder giving the Proxy at any time prior to the Annual Meeting by giving notice of such revocation to the Company, in writing, at the address of the Company provided below. The Proxy may also be revoked by any shareholder giving such Proxy who appears in person at the Annual Meeting and advises the Chairman of the Meeting of his intent to revoke the Proxy.

    The principal executive offices of the Company are located at 75 East 1700 South, Provo, Utah 84606. This Proxy Statement and the enclosed Proxy are being furnished to shareholders on or about April 3, 1999.

                       PRINCIPAL HOLDERS OF COMMON STOCK

    The following table sets forth information as of March 15, 1999, with respect to the beneficial ownership of the Company's Common Stock by (i) each person who, to the knowledge of the Company, is the beneficial owner of more than 5% of the Company's outstanding Common Stock, (ii) each director and nominee for director, (iii) each of the executive officers named in the Summary Compensation Table under "Executive Compensation", and all officers and directors of the Company as a group.

                                                                        NUMBER OF SHARES
                                                                          BENEFICIALLY
BENEFICIAL OWNER                                                            OWNED(1)         PERCENT OF CLASS(2)
--------------------------------------------------------------------  --------------------  ---------------------
Pauline T. Hughes ..................................................         2,364,184(3)              13.1%
  311 East Canal Road
  Salem, UT 84653

Kristine F. Hughes..................................................         1,809,105(4)               9.9%
Eugene L. Hughes
  75 East 1700 South
  Provo, UT 84606

FMR Corp. ..........................................................         1,032,500(5)               5.8%
  82 Devonshire Street
  Boston, MA 02109

Merrill Gappmayer ..................................................            76,627(6)                .4%
  1855 South Alta Vista Drive
  Orem, UT 84057

Robert H. Daines ...................................................            10,904(7)                .1%
  660 TNRB, P. O. Box 23131
  Provo, UT 84602-3131

Daniel P. Howells ..................................................             2,000(8)                 0%
  75 East 1700 South
  Provo, UT 84606

Douglas Faggioli ...................................................            79,284(9)                .4%
  75 East 1700 South
  Provo, UT 84606

Dale G. Lee ........................................................           159,789(10)               .9%
  75 East 1700 South
  Provo, UT 84606

Brent F. Ashworth ..................................................            89,308(11)               .5%
  75 East 1700 South
  Provo, UT 84606

All officers and directors as a group (14 persons)..................         4,725,576(12)             25.3%

------------------------

(1) Except as otherwise indicated, all shares are directly owned with voting and investment power held by the person named. Amounts shown include, where applicable, shares subject to presently exercisable options.

(2) The percentage includes shown for each beneficial owner is calculated based upon the outstanding Common Stock, including shares of Common Stock subject to presently exercisable options held by such beneficial owner which are deemed to be outstanding.

(3) Includes 1,817,959 shares held by Pauline Hughes in trust for the benefit of herself and her children, 370,610 shares held by a family limited partnership and 175,615 shares subject to presently exercisable options.

(4) Includes 16,335 shares held directly, 1,378,285 shares held by Kristine and Eugene Hughes as trustees for the benefit of themselves and their children, 91,080 shares allocated to Mr. Hughes' account in a 401(k) Plan and 323,405 shares subject to presently exercisable options.

(5) In a Schedule 13D dated February 1, 1999, FMR Corp. ("FMR") reported that its wholly owned subsidiary, Fidelity Management & Research Company ("Fidelity"), is the beneficial owner of 1,032,500 shares of the Company's Common Stock. Fidelity acts as an investment adviser to Fidelity Low-Priced Stock Fund (the "Fund") which holds the shares. Edward C. Johnson and Abigall P. Johnson, by virtue of their stock ownership and certain voting agreements, are controlling shareholders of FMR. Mr. Johnson, FMR and the Fund each have the sole power to dispose of the shares owned by the Fund. The sole power to vote or direct the voting of the shares is held by the Fund's Board of Trustees.

(6) Includes 10,627 shares held directly and 66,000 shares subject to presently exercisable options.

(7) Includes 904 shares held directly and 10,000 shares subject to presently exercisable options.

(8) Shares held directly.

(9) Includes 27,696 shares held directly, 23,388 shares allocated in a 401(k) Plan and 28,200 shares subject to presently exercisable options.

(10) Includes 5,085 shares held directly, 34,804 shares allocated in a 401(k) Plan and 119,900 shares subject to presently exercisable options.

(11) Includes 2,619 shares held directly, 73,439 shares allocated in a 401(k) Plan and 13,250 shares subject to presently exercisable options.

(12) Includes 277,241 shares allocated to executive officers in the 401(k) Plan and 783,745 shares subject to presently exercisable options.

                             ELECTION OF DIRECTORS

    In accordance with the Bylaws of the Company, the Board of Directors has fixed its number at seven members. Daniel P. Howells and Douglas Faggioli were appointed by the Board of Directors to fill vacancies on the Board. The other directors were elected for staggered terms at the last three annual meetings.

    Under the Company's Restated Articles of Incorporation, directors are divided into three classes, each class to consist, as nearly as may be possible, of one-third of the number of directors then constituting the entire Board of Directors. Each year one class of directors is elected, each director to serve a term of three years.

    At the Annual Meeting, two directors, Kristine F. Hughes and Daniel P. Howells, will stand for election to serve three years and thereafter until each of their successors are elected and shall qualify.

    In the absence of instructions to the contrary, the persons named in the Proxy will vote the Proxies for the election of the nominees listed below, unless otherwise specified in the Proxy. The Board of Directors has no reason to believe that the nominees will be unable to serve, but if either nominee should become unable to serve, the Proxies will be voted for such other person as the Board of Directors shall recommend.

    Certain information concerning the two nominees to the Board of Directors, and directors whose terms will continue after the Annual Meeting is set forth below.

                                    NOMINEES

                                                                                                  SERVED
                                                                                                    AS      CLASS AND YEAR
                                                                                                  DIRECTOR     TERM WILL
NAME OF NOMINEE                    AGE                    COMPANY POSITION HELD                    SINCE        EXPIRE
---------------------------------  ---   -------------------------------------------------------  -------   ---------------
Kristine F. Hughes...............  60    Chairperson of the Board and Director                     1980     Class III 2002
                                                                                                            (if re-elected)

Daniel P. Howells................  58    President, CEO and Director                               1997     Class III 2002
                                                                                                            (if re-elected)

DIRECTORS WHOSE TERMS ARE CONTINUING

Robert H. Daines.................  64    Director                                                  1996     Class II 2001

Eugene L. Hughes.................  68    Senior Vice President and Director                        1980     Class II 2001

Merrill Gappmayer................  57    Director                                                  1980     Class I 2000

Pauline T. Hughes................  57    Director                                                  1988     Class I 2000

Douglas Faggioli.................  44    Executive Vice President, COO and Director                1997     Class I 2000

COMPENSATION OF DIRECTORS

    Board members who are also employees of the Company do not receive any directors fees. The Company pays its non-employee Board members directors' fees of $42,390 and its Chairman of the Board, $120,000 per year, as well as the cost of health and life insurance coverage. The Company does not pay any fees for attendance at committee meetings. Robert H. Daines, a non-employee Board member, received ten year options to purchase an aggregate of 40,000 shares of the Company's Common Stock in 1998 and 1999. The options were granted at market value as of the date of grant.

BOARD AND COMMITTEE MEETINGS AND ATTENDANCE

    There were eight meetings of the Board of Directors held during the last fiscal year. All of the directors attended at least 75 percent of the meetings of the Board and Committees of the Board on which they served.

    The Board of Directors has a Compensation Committee which consists of Kristine F. Hughes, Pauline T. Hughes, Merrill Gappmayer and Robert H. Daines. The Compensation Committee recommends to the Board of Directors the compensation to be paid to the Company's Chief Executive Officer and Chief Operating Officer. There were two meetings of the Compensation Committee during the last fiscal year.

    The Board of Directors also has an Audit Committee which consists of Kristine F. Hughes, Pauline T. Hughes, Merrill Gappmayer and Robert H. Daines. The function of the Audit Committee is generally to approve the engagement of the Company's independent public accountants and to review audit and non-audit services provided by such accountants. There were two meetings of the Audit Committee during the last fiscal year.

    The Board of Directors has also established a Nominating Committee consisting of Kristine F. Hughes, Pauline T. Hughes, Merrill Gappmayer and Robert H. Daines. The Nominating Committee considers and recommends nominations for election to the full Board of Directors. The Nominating Committee will consider recommendations of shareholders, and recommendations should be submitted to the Nominating Committee c/o the Secretary of the Company in accordance with the time period in "Shareholder Proposals" below. There were no meetings of the Nominating Committee during the last fiscal year.

                             OFFICERS AND DIRECTORS

    The officers and directors of the Company are:

NAME                                                           POSITION                               AGE
---------------------------------  -----------------------------------------------------------------  ---
Daniel P. Howells................  President, Chief Executive Officer and Director                    58
Kristine F. Hughes...............  Chairperson of the Board and Director                              60
Eugene L. Hughes.................  Senior Vice President and Director                                 68
Merrill Gappmayer................  Director                                                           57
Pauline T. Hughes................  Director                                                           57
Robert H. Daines.................  Director                                                           64
Douglas Faggioli.................  Executive Vice President, Chief Operating Officer and Director     44
Dale G. Lee......................  Executive Vice President, President of the U.S.A. Sales Division   53
Brent F. Ashworth................  Vice President-Legal Affairs, Secretary and General Counsel        50
Joseph A. Speirs.................  Vice President-Marketing                                           46
Dr. Alvin B. Segelman............  Vice President-Health Sciences                                     67
Craig D. Huff....................  Chief Financial Officer                                            43
Daren G. Hogge...................  Vice President of the International Division                       36
John R. DeWyze...................  Vice President Operations                                          42

    Certain information regarding the business experience of the officers and directors is set forth below.

    DANIEL P. HOWELLS. Mr. Howells is the President, Chief Executive Officer and a Director of the Company. He began his employment with the Company in 1997. From 1991-1997 Mr. Howells served as President and CEO of Resorts USA, Bushkill, PA Division of Rank Group, London, England. From 1985-1990, he served as Executive Vice President and General Manager of the Marriott Management Service Division, Marriott Corporation. From 1972-1985, Mr. Howells was employed by Six Flags Corporation, serving as President and CEO from 1982-1985.

    KRISTINE F. HUGHES. Mrs. Hughes is the Chairperson of the Board of Directors of the Company. Mrs. Hughes was a co-founder in 1972 of Hughes Development Corporation, a predecessor of the Company, and has served as an officer or director of the Company and/or its predecessors since 1972. Mrs. Hughes serves on several civic and community boards and has been recognized for her business achievements, including the 1998 Utah Entrepreneur of the Year award. She is the wife of Eugene L. Hughes.

    EUGENE L. HUGHES. Mr. Hughes is Senior Vice President and a Director of the Company. Mr. Hughes was a co-founder and appointed president in 1972 of Hughes Development Corporation, a predecessor of the Company. He has served as an officer or director of the Company and/or its predecessors since 1972. Mr. Hughes serves on several community boards. He is the husband of Kristine F. Hughes.

    MERRILL GAPPMAYER. Mr. Gappmayer has been a Director of the Company since 1980. He is owner, president and CEO of Vista Enterprises, a commercial, residential and industrial land development company located in Orem, Utah. Mr. Gappmayer currently serves as chairman or as a member of the board of six local and national community service organizations.

    PAULINE T. HUGHES. Mrs. Hughes has been a Director of the Company since 1988. Mrs. Hughes was a co-founder in 1972 of Hughes Development Corporation, a predecessor of the Company, and has acted as a consultant from time to time to the Company and its predecessors.

    ROBERT H. DAINES. Mr. Daines has been a Director of the Company since 1996. Mr. Daines has been employed as a Professor of Business Management at Brigham Young University, Provo, Utah since 1959. He is also a Director of AT&T Universal Financial Corporation, Franklin Covey Co. and Alta Technology.

    DOUGLAS FAGGIOLI. Mr. Faggioli is Executive Vice President, Chief Operating Officer and a Director of the Company. He began his employment with the Company in 1983 and has served as an officer of the Company since 1989. He is a Certified Public Accountant.

    DALE G. LEE. Mr. Lee is Executive Vice President, President of U. S. Sales of the Company. He began his employment with the Company in 1978 and has served as an officer of the Company since 1989.

    BRENT F. ASHWORTH. Mr. Ashworth is Vice President-Legal Affairs, Secretary and General Counsel for the Company. Mr. Ashworth began his employment with the Company in 1977 and has served as an officer of the Company since 1979. He is a member of the Utah State Bar.

    JOSEPH A. SPEIRS. Mr. Speirs is Vice President-Marketing of the Company. He began his employment with the Company in 1977 and has served as an officer of the Company since 1983.

    ALVIN B. SEGELMAN, PH.D. Dr. Segelman is Vice President-Health Sciences. He began his employment with the Company in 1990. From 1971 to 1990, Dr. Segelman was a professor at the College of Pharmacy, Rutgers University, serving as Chairman of the Department of Pharmacognosy from 1979 to 1986. Dr. Segelman has published numerous articles and served on numerous national and Congressional committees.

    JOHN R. DEWYZE. Mr. DeWyze began his employment with the Company in 1995, and has served as Vice President of Operations since 1997. From 1983 to 1994, Mr. DeWyze was employed by Bristol-Myers Squibb where he held positions of increasing responsibility during those years within the operations group including leading manufacturing and maintenance groups. He received his MBA degree in 1994.

    DAREN G. HOGGE. Mr. Hogge is Vice President of the International Division. He began his employment with the Company in 1993, and has served as an officer of the Company since 1997. He is a Certified Public Accountant.

    CRAIG D. HUFF. Mr. Huff is the Chief Financial Officer of the Company. He began his employment with the Company in 1982 and has served as an Officer of the Company since 1998. He is a Certified Public Accountant.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Based solely upon a review of Forms 3, 4 and 5 and amendments thereto and written representations provided to the Company by its officers, directors and 10% shareholders, the Company is unaware of any such persons failing to file on a timely basis any reports required by Section 16(a) of the Exchange Act during the most recent fiscal year, except for Daren G. Hogge who inadvertently filed his Form 5 late.

                             EXECUTIVE COMPENSATION

COMPENSATION SUMMARY

    The following table sets forth information concerning the cash and non-cash compensation, paid or to be paid by the Company to its Chief Executive Officer and to each of its executive officers named below, for the three fiscal years ended December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM COMPENSATION
                                                                                       --------------------------------
                                 ANNUAL COMPENSATION
-------------------------------------------------------------------------------------       (F)
                                                                             (E)        SECURITIES           (G)
                                                     (C)        (D)     OTHER ANNUAL    UNDER-LYING       ALL OTHER
                 (A)                      (B)      SALARY      BONUS    COMPENSATION    OPTION/SARS    COMPENSATION(3)
NAME AND PRINCIPAL POSITION              YEAR      ($)(1)       ($)        ($)(2)        (SHARES)            ($)
-------------------------------------  ---------  ---------  ---------  -------------  -------------  -----------------
Daniel P. Howells,                          1998    275,600    110,240          334         --                 8,337
  Chief Executive Officer                   1997     49,041     --           39,037         50,000               822

Douglas Faggioli,                           1998    208,362     70,000       --             --                 1,587
  Executive Vice President                  1997    192,352     --           --             --                 1,175
  Chief Operating Officer                   1996    155,662     99,750       --             10,800             1,003

Eugene L. Hughes, Senior Vice               1998    165,488     47,541       --             --                 8,951
  President                                 1997    190,934     --           --             --                 7,238
                                            1996    155,450     98,700       --             15,300             7,238

Dale G. Lee, Executive Vice                 1998    167,309     30,233       --             --                 2,237
  President, President of the U.S.A.        1997    173,759     --           --             --                 1,831
  Sales                                     1996    145,200     62,640       --             11,700             1,629

Brent F. Ashworth Vice                      1998    138,398     43,071       --             --                 1,256
  President-Legal Affairs                   1997    158,907     --           --             --                 1,364
                                            1996    122,115     62,150       --             11,700             1,188

------------------------

(1) Includes amounts contributed by the Company to its 401(k) defined contribution plan and amounts paid by the Company.

(2) Amount listed is for relocation and moving expenses. The Company also provides health, disability and other perquisites to each of its officers, but they do not exceed the lesser of $50,000 or 10% of the officer's total annual salary and bonus.

(3) Amounts listed are for excess life insurance premiums.

EMPLOYMENT AGREEMENTS

    The Company has Employment Agreements with each of its executive officers who receive base annual salaries currently ranging from approximately $136,000 to $292,000. The Agreements are renewable on an annual basis and generally provide for an initial term of one year. In the event the Company terminates or does not renew an officer's employment without cause, the officer is generally entitled to receive the balance of his base salary for twelve months.

EXECUTIVE INCENTIVE PLANS

    The Company has from time to time adopted incentive plans for key management and/or other employees of the Company.

    In December 1997, the Board of Directors adopted an Incentive Compensation Plan ("Bonus Plan") which provides for bonuses ranging from 0% to 90% of base salary for all employees of the Company depending upon the employee's position with the Company. Up to 40% of the bonus for certain key employees is determined by how well an employee achieves certain specified individual performance objectives, and the balance is determined by how well the Company achieves certain sales and operating income goals. Payments totaling $463,000, $0 and $794,000 were made to officers for services rendered in 1998, 1997 and 1996 for this or similar executive incentive plans. Amounts paid, if any, to the officers participating in the Bonus Plan are included in the Summary Compensation Table.

    The Bonus Plan also provides that certain stock options will be granted to officers and key employees if the Company and the employee meet their performance objectives. In 1998, officers earned options to purchase 266,400 shares of the Company's Common Stock. The Options earned were granted in February 1999 at fair market value and require two year vesting.

    In February 1999, the Company adopted an Executive Loan Program. The Program is intended to assist executive officers of the Company purchase the Company's Common Stock. Loans are limited to $59,000 and the proceeds must be used to purchase Common Stock of the Company. Loans are secured by the purchased Common Stock and bear interest at 7.75 percent. The notes are due ninety days after demand or ninety days after termination of employment.

STOCK OPTION PLANS

    The 1995 Stock Option Plan (the "1995 Plan") authorizes the grant of incentive and non-qualified stock options to officers and key employees. The 1995 Plan covers a maximum of 1,650,000 shares of the Company's Common Stock (adjusted for stock splits and dividends).

    Options issued under the 1995 Plan must have an exercise price at least equal to the fair market value on the date of grant and a term of not more than ten years. Options are generally not transferable and are exercisable in accordance with vesting schedules established by the Compensation Committee (the "Committee") of the Board of Directors administering the Plan. The Committee establishes with respect to each option granted to an employee, and sets forth in the option agreement, the effect of the termination of employment on the rights and benefits thereunder. In the event of certain changes in control of the Company, options generally become immediately exercisable.

    As of March 15, 1999 there were 1,196,000 shares subject to non-qualified options outstanding under the 1995 Plan and no shares available for further issuance (as adjusted for stock splits and dividends). See "Executive Incentive Plans" above.

    The Company also has 493,201 shares subject to non-qualified options outstanding which were granted under stock option plans or arrangements that have been terminated.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The Company did not grant any stock options to the Company's named officers during 1998.

                        OPTION EXERCISES DURING 1998 AND
                           1998 YEAR-END VALUE TABLE

    The following table sets forth certain information regarding the exercise and value of non-qualified stock options held by the named officers during 1998 (as adjusted for stock splits and dividends).

                       AGGREGATED OPTION EXERCISES IN 1998 AND 1998 YEAR-END OPTION VALUE
----------------------------------------------------------------------------------------------------------------
          (A)                  (B)               (C)                   (D)                       (E)

                                                                                           DOLLAR VALUE OF
                                                              NUMBER OF UNEXERCISED    UNEXERCISED IN-THE-MONEY
                                                                OPTIONS AT FISCAL     OPTIONS AT FISCAL YEAR-END
                         SHARES ACQUIRED   VALUE RECEIVED           YEAR-END          EXERCISABLE/UNEXERCISABLE
NAME                     ON EXERCISE (#)         ($)         EXERCISABLE/UNEXERCISABLE            ($)
-----------------------  ---------------  -----------------  -----------------------  --------------------------
Daniel P. Howells......        --                --                  -0-/50,000                   -0-/-0-

Douglas Faggioli.......        --                --                  28,200/-0-                   -0-/-0-

Eugene L. Hughes.......        47,520            821,370            171,405/-0-               588,686/-0-

Dale G. Lee............         6,500            121,850            119,900/-0-               387,963/-0-

Brent F. Ashworth......        25,000            220,770             13,250/-0-                   -0-/-0-

401(K) PLAN

    The Company sponsors a qualified deferred compensation plan ("401(k) Plan") under Section 401(k) of the Internal Revenue Code, pursuant to which full-time employees may reduce their salaries by up to 10% of their compensation limited to a maximum of $9,500 and have the salary reduction amounts contributed to the 401(k) Plan. Such contributions are 100% matched by the Company, up to a maximum of 5% of the employee's compensation. Participants are fully vested at all times in their salary reduction, and matching contributions are fully vested after participant has completed four years of service with the Company. Participants are eligible to receive distribution of vested amounts upon retirement, death or disability, or termination of employment. Contributions by the Company to the 401(k) Plan were approximately $545,000, $530,000 and $451,000 for 1998, 1997 and 1996, respectively. Amounts contributed for officers participating in the 401(k) Plan are included in the Summary Compensation Table above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Board of Directors' Compensation Committee is composed of Merrill Gappmayer, Pauline T. Hughes, Kristine F. Hughes and Robert H. Daines.

THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE AND THE PERFORMANCE GRAPH THAT APPEARS IMMEDIATELY AFTER SUCH REPORT SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

                      REPORT OF THE COMPENSATION COMMITTEE

To: The Board of Directors

    As members of the Compensation Committee (the "Committee"), it is our duty to administer or supervise various stock option and incentive compensation plans of the Company. In addition, the Committee recommends to the Board of Directors the compensation to be paid to the Company's Chief Executive Officer and Chief Operating Officer. The Committee also reviews compensation policies applicable to officers and key employees and considers the relationship of corporate performance to that compensation.

    The Committee submits a report to the Board concerning the compensation policies followed by the Committee in recommending compensation for the Company's Chief Executive Officer and Chief Operating Officer. In establishing such compensation for 1998, the Committee considered a number of factors, including what it believed to be the competitive level of compensation that is necessary to attract, retain and motivate qualified officers. In this regard, the Committee reviewed several salary reports and surveys. The Committee also considered (i) an officer's contribution to the Company's operating performance, as measured by increases in sales revenues, profitability and return on assets,
(ii) the officer's contribution to helping the Company meet its other objectives, such as providing a high level of service to the Company's customers and in maximizing shareholder value, and (iii) the Chief Executive Officer's evaluation of the officer. For the Chief Executive Officer, the Committee also took into consideration the Company's overall stock performance as measured against the stock market and success in opening new overseas markets for the Company's products. For 1998 salaries, the Committee applying the factors set forth above increased base salaries for the Chief Executive Officer and Chief Operating Officer approximately 6% over 1997 levels on a weighted average basis. Salaries for 1999, increased approximately 6% over 1998 levels on a weighted average basis. Other executive officer salaries in 1998 were set by the Chief Executive Officer and Chief Operating Officer using the same factors set forth above. The Chief Executive Officer and Chief Operating Officer approved percentage salary increases for the executive officers in 1998 and 1999 that were the same as those approved by the Committee.

    The compensation policy of the Company, which is endorsed by the Committee, is that a substantial portion of the annual compensation of each officer relate to and be contingent upon the performance of the Company, as well as the individual contribution of each officer. As a result, much of an officer's compensation is subject directly to annual bonus compensation measured by the Company's achievement of certain sales and income goals. Under the Company's Incentive Compensation Plan, bonuses are paid based on the officer's performance and the performance of the entire Company. The Committee believes the compensation paid to its officers is reasonable in view of the Company's performance and the contribution of these officers to that performance.

    All officers and key employees participate in the Company's stock option plans. Options granted thereunder, may provide for the acceleration of vesting if the Company meets or exceeds certain income and/or revenue goals. The Committee believes that stock options have been effective in attracting, motivating and retaining executives and key employees. During 1998, the Committee recommended stock option grants in the aggregate amount of 82,500 shares (as adjusted for stock splits and dividends). In February 1999, the Committee approved stock option grants in the aggregate amount of 357,000 shares because the Company and its key employees met certain specified performance goals for the 1998 year. The options were granted in February 1999, at fair market value, and were subject to two year vesting.

    Except for Kristine F. Hughes, no member of the Committee is a former or current officer or employee of the Company or any of its subsidiaries. Mrs. Hughes served as President and CEO of the Company from September 1996 to October 1997.

                                COMPENSATION COMMITTEE

Dated March 15, 1999

                                MERRILL GAPPMAYER

                                PAULINE T. HUGHES

                                ROBERT H. DAINES

                                KRISTINE F. HUGHES

                          CORPORATE STOCK PERFORMANCE

    The following graph compares the performance (total return on investment as measured by the change in the year-end stock price plus reinvested dividends) of the Common Stock of the Company ("NATR") with that of the Index for NASDAQ Stock Market (U.S. companies) and the Index for NASDAQ Stock (SIC 2800-2899) (herbal vitamins companies) for the five years ended December 31, 1998.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                         COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS
PERFORMANCE GRAPH FOR
NATURE'S SUNSHINE PRODUCTS, INC.
PREPARED BY THE CENTER FOR RESEARCH IN SECURITY PRICES
Produced on 03/18/1999 including data to 12/31/1998
                                                                                                        Nature's Sunshine Products,
                                                                                                                               Inc.
12/31/93                                                                                                                      100.0
12/30/94                                                                                                                      111.7
12/29/95                                                                                                                      232.8
12/31/96                                                                                                                      250.2
12/31/97                                                                                                                      364.4
12/31/98                                                                                                                      215.1
NOTES:
A. The lines represent monthly index levels derived from compounded daily returns that include al dividends.
B.The indexes are reweighted daily, using the market capitalization on the previous trading day.
C. If monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used
D. The index level for all series was set to $100.0 on 12/31/1993.

                         COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS
PERFORMANCE GRAPH FOR
NATURE'S SUNSHINE PRODUCTS, INC.
PREPARED BY THE CENTER FOR RESEARCH IN SECURITY PRICES
Produced on 03/18/1999 including data to 12/31/1998
                                                                                                      Nasdaq Stock Market
                                                                                                           (US Companies)
12/31/93                                                                                                            100.0
12/30/94                                                                                                             97.8
12/29/95                                                                                                            138.3
12/31/96                                                                                                            170.0
12/31/97                                                                                                            208.5
12/31/98                                                                                                            293.8
NOTES:
A. The lines represent monthly index levels derived from compounded daily returns that include al dividends.
B.The indexes are reweighted daily, using the market capitalization on the previous trading day.
C. If monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used
D. The index level for all series was set to $100.0 on 12/31/1993.

                         COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS
PERFORMANCE GRAPH FOR
NATURE'S SUNSHINE PRODUCTS, INC.
PREPARED BY THE CENTER FOR RESEARCH IN SECURITY PRICES
Produced on 03/18/1999 including data to 12/31/1998
                                                                                                     NASDAQ Stocks (SIC 2800-2899 US
                                                                                                                          Companies)
                                                                                                       Chemicals and allied products
12/31/93                                                                                                                       100.0
12/30/94                                                                                                                        78.5
12/29/95                                                                                                                       133.2
12/31/96                                                                                                                       135.0
12/31/97                                                                                                                       141.1
12/31/98                                                                                                                       180.0
NOTES:
A. The lines represent monthly index levels derived from compounded daily returns that include al dividends.
B.The indexes are reweighted daily, using the market capitalization on the previous trading day.
C. If monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used
D. The index level for all series was set to $100.0 on 12/31/1993.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    During 1998, the Company engaged the services of an advertising agency. The president and owner of the advertising agency is the brother of Daniel P. Howells, the President and a director of the Company. The Company paid the agency $100,000 for services rendered in 1998.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

    The Audit Committee of the Board of Directors of the Company has recommended to the Board of Directors that Arthur Andersen LLP be selected again as the independent public accountants for the Company. The Board of Directors has accepted this recommendation and has selected Arthur Andersen & Co. to be the independent public accountants for the Company for the fiscal year ending December 31, 1999. Arthur Andersen LLP served as the Company's independent public accountants for the fiscal year ended December 31, 1998.

    Representatives of Arthur Andersen LLP are expected to attend the 1999 Annual Meeting and will have an opportunity to make a statement if they desire to do so, and they will be available to answer appropriate questions from shareholders.

                             SHAREHOLDER PROPOSALS

    If a shareholder wishes to present a proposal at the 2000 Annual Meeting of Shareholders, the proposal must be received by Nature's Sunshine Products, Inc., 75 East 1700 South, Provo, Utah 84606 prior to December 31, 1999. The Board of Directors will review any proposal which is received by that date and determine whether it is a proper proposal to present to the 2000 Annual Meeting.

                                 VOTE REQUIRED

    A majority of the 17,876,599 issued and outstanding shares of Common Stock of the Company shall constitute a quorum at the Annual Meeting. Under the Utah Revised Business Corporation Act, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at the Annual Meeting provided a quorum is present. The affirmative vote of at least a majority of the shares represented at the meeting is required for all other proposals to come before the meeting. The Company does not have any specific charter or by-law provisions dealing with the method by which votes will be counted; however, in prior years the Company has counted abstentions and broker non-votes for quorum purposes but the votes represented by such shares are not counted in computing the results of the election of directors or other resolutions.

    Votes cast by shareholders who attend and vote in person or by proxy at the Annual Meeting will be counted by inspectors to be appointed by the Company (it is anticipated that the inspectors will be employees, attorneys or agents of the Company).

                                 OTHER MATTERS

    As of the date of this Proxy Statement, the Board of Directors of the Company does not intend to present and has not been informed that any other person intends to present a matter for action at the 1999 Annual Meeting other than as set forth herein and in the Notice of Annual Meeting. If any other matter properly comes before the meeting, it is intended that the holders of Proxies will act in accordance with their best judgment. The Board of Directors may read the minutes of the 1998 Annual Meeting of Shareholders and make reports, but shareholders will not be requested to approve or disapprove such minutes or reports.

    In addition to the solicitation of Proxies by mail, certain of the officers and employees of the Company, without extra compensation, may solicit Proxies personally or by telephone. The Company will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting materials to the beneficial owners of Common Stock held of record and will reimburse such persons for forwarding such material. The cost of this solicitation of Proxies will be borne by the Company.

    COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES) FILED WITH THE SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO THE COMPANY -
ATTENTION: INVESTOR RELATIONS DEPARTMENT, 75 EAST 1700 SOUTH, PROVO, UTAH 84606. Copies of the Company's 1998 Annual Report to Shareholders are being mailed with this Proxy Statement. Additional copies may also be obtained by writing to the Company's Investor Relations Department, at the above address.

    The enclosed Proxy is furnished for you to specify your choices with respect to the matters referred to in the accompanying notice and described in this Proxy Statement. If you wish to vote in accordance with the Board's recommendations, merely sign, date and return the Proxy in the enclosed envelope which requires no postage if mailed in the United States. A prompt return of your Proxy will be appreciated.

Dated: April 2, 1999                           BY ORDER OF THE BOARD OF DIRECTORS
                                               Brent F. Ashworth
                                               SECRETARY

                                     PROXY
                       NATURE'S SUNSHINE PRODUCTS, INC.
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Kristine F. Hughes and Brent F. Ashworth and each of them as Proxies, with full power of substitution, and hereby authorizes them to represent and vote, as designated on the reverse, all shares of Common Stock of the Company held of record by the undersigned on April 2, 1999, at the Annual Meeting of Shareholders to be held at the Company's corporate offices at 75 East 1700 South, Provo, Utah 84606, on Monday, May 17, 1999, at 10:00 a.m., local time, or at any adjournment thereof.

                        (TO BE SIGNED ON REVERSE SIDE.)

                PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED

A /X/ PLEASE MARK YOUR
      VOTE AS IN THIS
      EXAMPLE.

                  FOR   WITHHELD
1. Election of    / /     / /             Nominees: Kristine F. Hughes
   Directors.                                       Daniel P. Howells

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

                                                          FOR   AGAINST  ABSTAIN
2. In their discretion, the Proxies are authorized        / /     / /      / /
   to vote upon such other business as may
   properly come before the Annual Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

Please sign and date this Proxy where shown below and return it promptly.

No postage is required if this Proxy is returned in the enclosed envelope and mailed in the United States.


SIGNATURE(S)                                                    DATE
            ---------------------------------------------------     -----------

Note: Please sign above exactly as the shares are issued. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.